Exhibit 10.2

LOAN AGREEMENT

This Loan Agreement (the “Agreement”) is made as of May 13, 2019, by and between Eco Wave Power Ltd., an Israeli Company (the “Company”), and David Leb (the “Lender”). The parties agree as follows:

1. Loan. Both parties acknowledge that the Lender extended to the Company in the past a loan in the aggregate amount of US$200,000 (the “Loan”). The Loan shall carry an interest at the rate of 4% per annum compounded annually (the "Interest").

2. Payment. The Company shall repay to the Lender, commencing as of January 2019, a monthly payments of $666 while the remainder of the Loan and accrued interest shall be payable within 12 months.

3. Miscellaneous. Each of the parties hereto shall perform such further acts and execute such further documents as may reasonably be necessary to carry out and give full effect to the provisions of this Agreement. This Agreement shall be governed by and construed according to the laws of the State of Israel, without regard to the conflict of laws provisions thereof. Except as otherwise expressly limited herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, permitted assigns, heirs, executors, and administrators of the parties hereto. This Agreement constitutes the full and entire understanding between the parties and supersedes all oral and written understandings with regard to its subject matter. No delay or omission to exercise any right, power, or remedy accruing to any party upon any breach or default under this Agreement, shall be deemed a waiver of any other breach or default theretofore or thereafter occurring.

IN WITNESS WHEREOF the parties have signed this Loan Agreement (in one or more counterparts) as of the date first set forth above.

/s/ Eco Wave Power Ltd.
Eco Wave Power Ltd.

By:	Inna Braverman

/s/ David Leb
David Leb